Exhibit 4.78

Confidential Information

Contract Registration Number:

2	0	1	0	1	1	0	0	3	2	0	0	1	2	7	8

Technical Service Agreement

(Including Technical Training and Technology Intermediary Services)

Project Name: SP Agreement 0912-007 on Network-wide Value-added Services

Principal: China United Telecommunications Corporation
(Party A)
Agent: Beijing AirInbox Information Technologies Co., Ltd. (seal)
(Party B)

Place of Execution: Haidian District, Beijing

Date of Execution: July 1, 2009

Term of Validity: July 1, 2009 to June 30, 2010

Confidential Information
CU(01)-Product-2009-145-953

China Unicom

SP Agreement on Network-wide Value-added Services

Master Agreement No.: CUVAS-A2009-0075

 Party A: China United Telecommunications Corporation

Party B: Beijing AirInbox Information Technologies Co., Ltd.

Date of Execution: July 1, 2009

Table of Contents

Recitals	4
Chapter I Whereas	4
Chapter II Definition	5
Chapter III Business Mode	5
Chapter IV Rights and Obligations of Both Parties	6
Chapter V Management Mechanism	11
Chapter VI Work Interface and Maintenance	14
Chapter VII Credit Rating Evaluation	17
Chapter VIII Complaints and Default Handling	20
Chapter IX Customer Service	28
Chapter X Billing, Settlement and Collection of Fees	30
Chapter XI Intellectual Property Right	36
Chapter XII Modification or Termination of the Agreement	37
Chapter XIII Confidentiality	39
Chapter XIV Force Majeure	40
Chapter XV Applicable Law and Dispute Payment	41
Chapter XVI Miscellaneous Provisions	41
Signature page (no text on this page)	43
Annex I Definitions	44
Appendix II: List of Breaches	50
Appendix III: Table of Revenue Dividing Proportions	58

Recitals

This Agreement is entered into in Beijing on July 1, 2009 between the two parties:
China United Telecommunications Corporation (hereinafter “Party A”), a company which is duly established and validly existing in accordance with the laws of China, with its domicile at: A 133 Xidan Beidajie, Xicheng District, Beijing, and legal representative: Chang Xiaobing.
And
Beijing AirInbox Information Technologies Co., Ltd. (hereinafter “Party B”), a corporation which is duly established and validly existing in accordance with the laws of China, with its domicile at: 33/F, Tengda Plaza, 168 Xiwai Dajie, Haidian District, Beijing, and the legal representative is Wu Linguang.
Scope of Application: For convenience of reference, the Agreement is consisted of the text (hereinafter referred to as the “Text”) and annexes (hereinafter referred to as the “Annexes”). The Text and Annexes constitute integral parts of this Agreement.
The Text and Annexes of this Agreement, together with their supplements and modifications, are prepared by Party A. The Agreement shall be effective as per the terms and conditions hereunder after friendly negotiation of both Parties.
If both Parties intend to carry out other Value-added Services than the services described under this Agreement (hereinafter referred as to “New Value-added Services”), they may either through amicable negotiation enter into a separate agreement on the New Value-added Services, or incorporate the New Value-added Services into this Agreement and manage the New Value-added Services in accordance with the provisions hereunder.

Chapter I Whereas
1.1 Party A is a telecom operation company which is established with the approval of the Ministry of Industry and Information Technology under the State Council. It provides fixed and mobile communication services, domestic and international communication facilities, data communication services, internet access services and value-added telecom services to the public nationwide. Party A can also provide services of system integration in relation to the telecommunication. It has set up its own telecom basic network, Value-added Service platforms, service system and has a large customer base. Party A has the full authority to enter into and perform this Agreement.

1.2 Party B is a service provider (“SP”) which is legally established to provide the wireless Value-added Services. It is qualified to carry out the Value-added Services under this Agreement, and has obtained the following certificates according to the law:
Business License No. 110108003734369
Operation License for Providing Cross-regional Value-added Telecom Service, License No. B2-20040152

Qualification Certificate for Value-added Service Operation and Maintenance, Certificate No.10090300
Qualification Certificate for providing Value-added Customer Service, Certificate No. HG2007100
Other certificates to prove that Party B is qualified and has the capability to carry out the Value-added Services; and
Documents and/or certificates of passing certain testing of Party A, which may prove that Party B satisfies the requirements for qualifications or access conditions stipulated by Party A.

1.3 Party B intends to provide Value-added Services based on Party A’s telecommunication network and Value-added Service platforms, and has the full authority to enter into and perform this Agreement.

1.4 The legal representative of Party B has signed on behalf of Party B the Guarantee for the Information Security, Statement for Anti-Commercial Bribe and other documents with the similar contents. Part B is willing to undertake any liability in respect to the information security according to the provisions of relevant laws and regulations.

Now, therefore, both Parties has entered into this Agreement on the principles of equality and mutual benefit, complementary advantages and priority in efficiency, and the purpose of this Agreement is to develop and provide more positive wireless Value-added Services to customers and to achieve “win-win” of both Parties. Both Parties shall abide by the principle of good faith in exercising their rights and performing their obligations.

Chapter II Definitions

Unless otherwise provided in this Agreement, or subject to the other written interpretations of both Parties, all terminologies used in this Agreement are defined in Annex I hereof. For other relevant terms which are not explicitly provided in this Agreement, the interpretation shall be made in accordance with the laws and regulations of China, the stipulations of government agents, or policies of competent authorities. If no interpretation can be found from the above mentioned documents, the terms shall be explained with reference to the industry practices.

Chapter III Business Mode

The term “Value-added Service” in this Agreement is referred to all kinds of information service and business applications introduced to customers by Party A through the cooperation with Party B on organization of the contents of the Value-added Services, introduction of business system or marketing and promotion. All services and applications are carried on the basis of Party A’s telecommunication mobile, fixed and data transmission networks and various Value-added Service platforms.

The above-mentioned Value-added Services shall be classified by product maturity and platform of business, which shall include WAP, JAVA, voice IVR messaging service, text message service, multimedia message service, CRBT，mobile music service, mobile TV service, mobile-newspaper service, mobile internet access service, IPTV, wide-band internet and mobile business application. The types of services are constantly increased along with the technology development and service innovations.

Party B shall provide the above-mentioned Services nationwide or locally in accordance with the Business Specifications for various Value-added Services of Party A and in the light of the business scope of the Business License for providing cross-regional Value-added Telecom Service.

Party A shall charge customers with Communication Fees for providing mobile network and various Value-added Service platforms; and Party B shall charge customers with Information Service Fees for providing Value-added Services. Party A shall charge and collect such Information Service Fees on behalf of Party B upon authorization of Party B.

Party A shall charge Party B with certain commissions for providing network resources, platform resources, customer resources, access services and charge/collection commission services. The Information Service Fees shall be shared in proportion between both Parties as stipulated in the Schedule of Information Service Fees which is agreed by both Parties. The provisions concerning the service fee collecting methods, sharing proportion, billing, payment and charge agency are detailed in Chapter X of this Agreement.

Unless otherwise agreed upon by both Parties, Party B shall recognize and accept any change of the Value-added Services or Business Mode for business development proposed by Party A for its business development, and assist Party A to accomplish such changes.

If the industry competent authority introduces any new related policies, regulations or orders, both Parties shall comply with such policies, regulations and orders.

Chapter IV Rights and Obligations of Both Parties

Rights and Obligations of Party A

Party A shall provide network resources, value-added platforms resources and customer resources to Party B with charge, and offer content access services to Party B. Part A shall also act as Party B’s billing/charging agency, and the billing/charging shall be calculated on the basis of the data collected by Party A.

Party A shall have the right to establish or modify the Business Specifications, Management Methods, Quality Standards and/or Service Standards of related Value-added Service in accordance with the development of business and market conditions, and inform Party B in an appropriate manner. Party B shall comply with such Specifications and Standards. Party A shall make a performance appraisal of service provided by Party B periodically in the light of such Specifications and Standards.

Party A shall have the right to check the Value-added Services supplied by Party B, to examine the Operation License for Providing Cross-regional Value-added Telecom Service, Qualification Certificates and Business License of Party B. It is entitled to examine the legality of the information and contents provided by Party B and verify the bank accounts and other documents furnished by Party B. Party A shall have the right to examine the relevant certificates and documents which are connected with the regular operation of a specific type of Value-added Service.

Party A is entitled to review the applications of various Value-added Services supplies by Party B. The outcome of the review, the business performance, credit rating and together with the records of Defaults of Party B shall be applied to determine whether Party B is qualified to supply the Value-added Services. Party A shall supervise the customer service quality of Party B and reward Party B when it makes innovations in the procedures of providing services.

Party A owns the property right of its customer resources and has the right to know the details of the Value-added Services supplied by Party B under this Agreement. Party A shall have the right to ask Party B to deliver the personal information of the customers who make use of the Value-added Services supplied by Party B, the business data, use records and statistics of Party B.

Party A shall be responsible for construction and maintenance of Value-added Service Authentication Center. The system platform of the Center shall be connected with the system of content services of Party B. The data of customers and operation stored in the system platform of Value-added Service Authentication Center shall be used as the basis to determine how the customers make use of the Services supplied by Party B.

Party A shall provide a Service System for Cooperation, which shall be utilized to give notices, announcements, business regulations and relevant policies related to cooperation to Party B. During the Term of this Agreement, this system shall also be utilized to publish the information in respect of the review of qualifications of Party B or its performance, contracts with customers, payments, records of Complaints and results of the treatment. Party A shall be responsible for the management and information update in the system, and for the maintenance and regular operation of the system.

All information generated and published in the Service System for Cooperation shall be as evidences for the communications between both Parties, unless otherwise stipulated hereunder. The time when the information enters into the service system of Party B shall be deemed as the time when the information comes into effect. Party A may provide appropriate backup of the information and certain query functions in the Service System for Cooperation, but is not responsible for the complete storage or re-providing the said information.

Party A shall have the right to ask Party B to apply a temporary logon account number in the Service System for Cooperation before cooperation. Party A shall assign an official user name and password to Party B for its entering into the Service System for Cooperation when Party A has reviewed and approved the application from Party B.

Party A shall assign a company code to Party B. Party B may use the code to search related data in the billing and payment system. Party A shall ensure that the company code is accepted and recognized in its systems, and shall acknowledge that the company code in the billing and payment system of Party A is identical to the company name of Party B.

Party A shall have the right to review and test the Services applied for by Party B, and publish a notice of confirmation to Party B in the Service System for Cooperation if Party B has passed the testing. The time for supplying the Services to public is the time when Party A has officially began to charge from the customers.

Party A shall have the right to ask Party B to give assistance in the relevant procedures of the litigation, arbitration and any other dispute arising out of the Value-added Services supplied by Party B, and to handle all related matters in a timely manner.

Party A shall have the right to automatically deduct from the due payment to Party B all cost incurred by Party A and/or any subsidiary of Party A as the defendant or respondent in any litigation and arbitration if such litigation or arbitration arises out of the Services supplied by Party B. Such cost shall include but not limited to the expenses and fees which Party A and/or any subsidiary of Party A has paid in the litigation, notarization and appraisal, attorney fees, travel expenses, administrative penalties or any other expenses or cost paid in the legally effective judgment or arbitration award. If the payment due to Party B is insufficient for the deduction, Party A shall have the right to get compensation from Party B.

Both Parties may work together in the promotion and marketing of the Value-added Services supplied by Party B. If Party B intends to use the name or trademarks of Party A in its booklets or ads, it shall send the booklets and ads to Party A for review and obtain the prior written approval from Party A.

Rights and Obligations of Party B

Party B shall deliver to Party A true and authentic Business Licenses for Providing Information Service via Internet or Telecommunication Value-added Services, Qualification Certificates, Business License, resources of information and Bank Account. It shall also deliver any documents to prove that it is qualified to do the business of a specific Value-added Service. Party B shall ensure that the rates for charge of the Value-added Services meet the stipulations of competent Bureau of Commodity Price.

Party B is responsible for the content of Value-added Services, construction and maintenance of the service platforms (excluding the platforms supplied by Party A). Party B shall carry out the marketing promotion and customer service of the Value-added Service.

Party B shall comply with the requirements stipulated by Party A in the Service Specifications, Management Methods, Performance Criteria, Operation and Maintenance Specifications, Customer Service Quality Standards and all modifications to such documents from time to time.

Party B shall strictly observe the state laws, regulations and national policies on the information industry, and ensure that the relevant content supplied by Party B shall not violate such laws, regulations and national policies on the information industry. Party B shall not violate the stipulations in the Guarantee for the Information Security and Statement for Anti-Commercial Bribe. Party B shall pre-examine the information and contents which will be provided to the customers (including the information and contents edited by the customers or uploaded by them in Party B’s website), ensuring that the information and contents are healthy, lawful and not vulgar. Any violation of the above-mentioned provisions by Party B shall be deemed as a fundamental breach.

Party B shall use its user name and password to log in the Service System for Cooperation to apply for the registration of its Value-added Services, to maintenance the company information of Party B and communicate with Party A about the performance of Value-added Services. Party B shall truthfully register or timely update the information about its company name, designated bank and bank account, contact person and customer services, and shall preserve in an appropriate way at its own cost the information generated by the Service System for Cooperation in relation to the fulfillment of contracts with Party A, payments, Complaint and Default handling.

Party B shall appropriately keep its user name and password for logging in the Service System for Cooperation, and shall not allow any other third party to use its name and password. If the user name and password are known by others due to the Defaults of Party B, and it has caused any loss to Party A, Party B or customers, Party B shall assume all relevant losses.

If Party B wishes to apply for any New value-added Service or make any changes to the existing Services, it shall render a written application to Party A or submit a valid application in the Service System for Cooperation, and provide certificates to prove that it is qualified to provide such Service.

Any item of the Value-added Service which is expected to be carried out by Party B must pass all necessary technical tests before Party B supplies such Service to public. If Party B can not pass the tests required by Party A on its own reasons, the application shall become invalid. Party B shall re-submit an application for providing such Service if it wishes to carry out such Service in the future.

Party B shall provide to Party A the network interface and authority for Party A to provide inquiries and cancellation service to customers; and upon request by Party A, it shall provide Party A with data as to market development, classification of customers, and the habits of customers to use the Value-added Services and the forecast or report of such Services. Part B shall deliver the customer data to Party A to facilitate Party A to manage such Services and update the customer database in a timely manner.

During the Term of this Agreement, Party B shall establish a separate database for the customers of Party A. Such database shall be independent from the database for other customers of Party B. Party B shall not make use of the channels of Party A or make use of the Value-added Services of Party A in various levels of Party A's network to connect or link with the networks of any third party. It shall not make use of the Value-added Services of Party A in any manner to connect or link with the networks of any third party in a disguised form.

Party B shall be responsible for the safety and legality of the content and service provided to customers, and ensures that the services it provides is free from any hidden danger which may damage the mobile communication network and Value-added Service platform of Party A or the interests of any other third party. Party B shall compensate any and all losses incurred by Party A and/or the third party due to its violation of the above-mentioned provisions, and shall publicly state its responsibility in an appropriate way to eliminate the adverse effects to Party A.

When providing the Value-added Services to customers, Party B shall not cause the customers to customize services and collect relevant charges, or cause unnecessary extra burden to the customers in any manner, including but not limited to in the manner of constraint, enticement, cheat or deception of customers.

When providing Value-added Services to customers, Party B shall not do any act specified in Annex II hereto—Default Act, or engage in any act detrimental to the interests of Party A and/or the customers.

Party B shall undertake and pay all taxes and fees which are imposed by relevant tax authorities on Party B in relation to the conclusion and performance of this Agreement by Party B in accordance with Chinese laws and regulations.

Party B shall deliver invoices to Party A when Party A pays the compensation for Value-added Services of Party B according to the provisions of the Agreement.

Chapter V Management Mechanism

Party A shall set up certain standards to determine whether Party B is qualified to supply its Value-added Services via Party A’s networks. The basic standards are as follows:

Party B shall have the legal qualifications for providing Value-added Services. It shall show its Business License and Operation License for Cross-regional Value-added Telecom Business. It shall be qualified as SP in accordance with the relevant requirements in the Measures for the Administration of Permits for Operation of Telecommunication Business (Decree No.19 issued by the Ministry of Information Industry);

Party B shall have powerful strength in terms of company scale, content or technical resources, marketing channels and operation experiences;

Party B shall be capable of telecom-level operation and maintenance, and meets the Requirements of China Unicom on Value-added Service Provider in Operation and Maintenance Management in terms of equipment room conditions, maintenance organization, security management, daily maintenance management, access methods，key indicators and other conditions, which shall include but not limited to:
(1) Management of the Operation and Maintenance: Party B shall meet requirements in respect of equipment room conditions, maintenance organization and job placement, security management, failure and system data change management and daily maintenance management;
(2) Access Mode: Leased line, VPN access;
(3) Key Performance Indicators: Party B shall meet requirements in respect of the U-SMS gateway to SP connectivity success rate, WAP business service response time, WAP service page access success rate and 7×24 hours operation availability of equipments;

Party B shall outfit a perfect and standardized customer service system, which shall meet the detailed requirements in the relevant provisions of Chapter IX, Customer Service.

Party A shall have the right to evaluate qualifications of Party B or the Value-added Services provided by Party B and determine if Party B is qualified to be a SP for Party A.

Party A shall make an evaluation on Party B’s capabilities to determine whether Party B is qualified to provide the Value-added Services to Party A. The standards used in the evaluation are: the business development of Party B, the quality of customer service, the level of operation and maintenance, and credit evaluation rating of Party B. The detailed requirements are specified in the Management Methods and Detailed Rules for CP/SP Cooperation issued by Party A. If Party B doesn’t satisfy the agreed standards, Party A is entitled to terminate this Agreement:

If Party B fails to meet the standards, Party A is entitled to ask Party B to quit from the cooperation. In such case, Party A shall not accept the re-application from Party B within one year thereafter in principle.

Party A is entitled to evaluate each type of Value-added Services of Party B quarterly. The criteria for the evaluation are the revenue of each type of Value-added Services, total number of customers of each type of Service and level of service maintenance. If Party B does not satisfy the criteria in respect of any type of Service, this type of Service shall be cut down. In principle, Party A shall not accept re-application of such type of Service within one year from the time it is cut down. For those New Value-added Services, Party A shall give Party B three months (3 charging months after the opening of the business) support. During this period, Party A shall not make any evaluations to such New Value-added Services. For the innovative Value-added Services, the period of support shall be extended to six months.

Party B shall not transfer its business under this Agreement to any third party without the prior written approval from Party A. If Party B violates any provisions of this Agreement and transfer its business to a third party, such transfer shall be deemed invalid and Party B shall bear the responsibility of breaching the contract.

If Party B intends to transfer its rights and obligations under this Agreement to a third party who has the Business License of Telecommunication Services and Value-added Services or who is qualified to provide such services to public, Party B shall make all payments owed to Party A at first. Only when Party B has dealt with all its Defaults, it may apply to Party A for the transfer of its rights and obligations to the third party.

Party B shall ensure that the transferee has the same or better qualifications and capabilities than Party B and is able to provide the Value-added Services contemplated in this Agreement. The transferee shall satisfy the requirements of business transfer in the Regulations and Management Methods issued by Party A. Upon such transfer, all rights and obligations of Party B in this Agreement shall be assigned to the transferee. Party B agrees to be liable jointly and severally with the transferee for the performance of the transferee and any and all losses incurred by Party A or any customer if the transferee fails to comply with this Agreement, any regulations or rules. The preliminary rating level and grade of credit of the transferee shall be the final rating level and grade of credit of Party B.

The expenses for the transfer of network-wide services are:
(1) For transfer of U-SMS service, Party B shall pay Party A RMB 100 000 per type of service;
(2) For transfer of other services, Party B shall pay Party A RMB 50 000 per type of service.

The transferor or transferee shall pay Party A any cost and expenses which are spent by Party A in assistance and cooperation of the transfer, including the cost related to line commissioning, data update and customer services.

In order to encourage, discover and support Party B to make innovations in Value-added Services and attract valuable cooperation resources, to create differential competitive environments, Party A shall establish and implement an innovative service management mechanism. The innovative businesses shall include but not limited to the following:
(1) Innovations in business or functions, or development of business with patent, invention or own intellectual property right; or
(2) Innovations which can facilitate the customers to send messages with each other or can promote the customers to spread messages voluntarily;
(3) Innovations which can achieve the communication between different platforms or attract customers to choose the services.
(4) Innovations which can lead the flows in mobile internet and wide-band internet;
(5) Services which are different from the existing businesses in one or more aspects in respect of the content resource, business design, cooperation resource, marketing resource or distribution channel;
(6) Services with monopoly or scarcity contents;
(7) Services which can satisfy, lead or create the demand of customers, or can create advantages in functionality or customer experiences, or can bring about better economic and/or social benefits.

Party A shall have the right to make periodic evaluation to the above-mentioned innovative services and select the best from all approved services.

Party A has set up a green channel to provide services to innovative businesses, i.e. giving priority to accept the application, make examination or testing and to register the businesses on the network of Party A. Part A shall designate a dedicated service manager to assist and guide Party B in preparation of documents about the innovative businesses and making the testing. The service manager shall follow up the procedure of the acceptance of application from Party B, coordinate with Party B and give feedbacks to it concerning all matters during the whole procedure.

Party A will provide a half-year period of business development for innovative businesses, and open up a special area to publicize such businesses in the part of new products in its website.

Part A will extend the support period for new businesses to half a year, and it shall not make evaluation of the innovative businesses or decide whether to keep such businesses during this period.

Chapter VI Work Interface and Maintenance

6.1 During the term of this Agreement, both Parties are responsible for the maintenance of their respective interface with the connection point of equipments as the boundary. The work and maintenance interface of both Parties is shown in the following figure.

Schematic diagram for Maintenance Interfaces of Both Parties

6.2  Maintenance Responsibilities of Party A

6.2.1	Party A shall maintain the hardware and software used in its mobile data network and its Value-added Service platforms;

6.2.2	Party A shall cooperate with Party B in connecting the communication lines between the gateways or servers of Party A and the servers of Party B;

6.2.3	Party A shall deliver its technical protocol standards and interface standards related to the Value-added Services to Party B;

6.2.4
Party A is responsible for the normal operation of the network communications within the scope of Party A’s asset in the above schematic diagram. It shall maintain any failure in its network which is not caused by Party B;

6.2.5	For any abnormal overload transmission of data or information which brings influences to the safely operation of Party A’s network, Party A has the right to restrict such transmission;

6.2.6	Party A shall control and adjust the data flow and port within the interface maintained by Party A, and inform Party B of the results of such control and adjustment;

6.2.7
Party A has the right to make necessary testing and data statistics on services provided by Party B at any time during the operation when it thinks appropriate. According to the testing results, Party A is entitled to request Party B to make rectification in line with the Management Regulations of Party A on Telecommunication Value-added Services;

6.2.8	Party A shall provide Party B with data flow statistics to show Party B’s use of communication channels, and shall ensure the reliability and timeliness of the statistics data;

6.2.9
Party A shall notify Party B within a reasonable period prior to any transmission interruption caused by debugging, updating, connection or maintenance of platforms or other network devices or any other interruption caused by any foreseeable reasons, including the specific cause, time and period of the interruption. Part A shall not be responsible for any loss which has been incurred or may be incurred by Party B due to such causes.

6.3	Maintenance Responsibilities of Party B

6.3.1
Party B shall be responsible for the construction and maintenance of its own system, including but not limited to the installation, commissioning, startup, connection with the Party A’s network and daily maintenance of all the hardware and devices employed under this Agreement;

6.3.2	Party B is responsible for the application, lease and interconnection of communication lines employed under this Agreement.

6.3.3
Party B shall be responsible to connect its system with the gateways or servers of Party A, and go through the procedures as to the application, lease and maintenance of the connection and bear all relevant cost.

6.3.4
Party B ensures that it will give a written notice to Party A prior five days when it plans to do debugging, opening or system maintenance work which may influences the normal operation of its system. In the notice, Party B shall explain the influences, scope and period of such work. Only when Party A has reviewed and approved the application, Party B may start such work. Party B assures that the above mentioned work will not influence the normal operation of Party A’s network, and it will assume the relevant responsibilities if Party A’s network system fails to operate due to such work;

6.3.5	Party B agrees that it shall comply with Party A’s adjustment and arrangement of data flow under emergency conditions to ensure the normal and stable operation of various Value-added Services;

6.3.6
Party B ensures that when transmitting various data or messages to Party A’s platform, the data flow will not damage the safe operation of the network of Party A. For any abnormal or overload data or message transmission rate that may influence the safe operation of Party A’s network, Party A has the right to restrict the transmission.

6.3.7	Party B shall strictly comply with the Requirements Concerning the Management of Internet Data Center (“IDC”) when it maintains its own equipments or devices which are installed in the IDC;

6.3.8	Party B ensures to provide 7×24 hours uninterrupted system maintenances.

Chapter VII Credit Rating Evaluation

7.1
During the term of this Agreement, Party A shall evaluate the credit rating and honesty level of Party B in accordance with the situations of Defaults, customer complaints and cooperation of Party B in the operation, and apply relevant provisions in this Agreement or applicable incentive and restrictive policies on the basis of the outcome of the evaluation.

7.2  The credit rating is evaluated according to the following standards:
List of Credit Scoring
Item	Explanation	Rating
Default	General Default	Deduction of 1 point per time
	Serious Default	Deduction of 3 points per time
	Material Default	Deduction of 5 points per time
	Warning	Deduction of 1 point per time
	Suspension of payment	Deduction of 3 points per time
	Stop doing business for internal rectification	Deduction of 5 points per time
Complaint	When Party B has been punished as Defaults, it shall be deducted relevant points according the degree of its Default.	Deduction of 1-5 points per time
Defects in the cooperation	Provide false qualification certificates	Deduction of 2 points per time
	Do not update the information in the Service System for Cooperation in time	Deduction of 2 points per time
	Do not cooperate in the handling of Defaults or have bad attitude in carrying its duties.	Deduction of 2 points per time
	Do not deliver certain important documents as the report for self-examination and self-rectification or corrective action report in time	Deduction of 2 points per time
	Do not make payments or deliver invoices or certificates of confirmation as requested	Deduction of 2 points per time
	Do not attend important meetings as requested	Deduction of 2 points per time
Others	Other Default, complaint or non-cooperative action	Deduction of 1-5 points per time
Encouragement	No Default, complaint or non-cooperative action for three consecutive months	Plus of 5 points

Remarks:
If Party B has committed more than one Default in one time, the deduction of the points of credit rating shall be determined with the highest points of deduction, and not be accumulated. (For example, if Party B has a material Default and suspension of payment at one time, the deduction shall be calculated with the highest points, i.e. 5 points.)

7.3 Credit Rating Grade

Table for Credit Rating Grade
Credit rating	Credit Rating Points	Applicable Policy	Details (Including but not limited to:)
Excellent	90≤points≤100	Supportive development
1) If Party B has got an excellent grade or the integrated strength of a type of Value-added Services is listed in the top 10 percent of all applicants. Party B may choose: to apply for open resources for relevant business (the open resources shall be determined otherwise according to the  characteristics of the business); or apply for  “express channel” to verify its accounts with Party A; or
To obtain a chance to try innovative business.

2) If Party B has got an excellent grade or the integrated strength of a type of Value-added Services is listed in the top 10 percent of all applicants. Party B may choice: apply for  “express channel” to verify its accounts with Party A; or
To obtain a chance to try innovative business.

Good	70≤points≤90	Standard policy	/
Fair	60≤points≤75	Restricted development	1) Stop to apply for adding new type of Value-added Services to the existing services; 2) Stop to apply for new type of Value-added Services.
Poor	0≤points<60	Termination of agreement	Termination of all types of services

Remarks:
Notes to the Credit Rating Grade:
Variation range of credit rating points is 0~100, of which four credit ratings are established: excellent, good, fair and poor.
The initial points for SP credit rating is 80 points, and the initial credit rating is good.
Notes to the applicable policies:
Supportive development is referred to friendly policies introduced by Party A to facilitate Party B to develop the Value-added Services or to promote business development of Party B, which shall be applied when Party B meets the standards.
Standard policy is referred to that the provisions in this Agreement are applied between Party A and Party B. Unless otherwise explicitly stipulated in a written form, Party B has no right to enjoy the supportive policies introduced by Party A.
Restrictive development is referred to the restrictive policy introduced by Party A with the goal to cut down the Value-added Services provided by Party B in an appropriate way. This police shall be applied if Party B meets the relevant conditions.
Termination of agreement is referred to that Party A has the right to terminate this Agreement, and suspend all Value-added Services provided by Party B under this Agreement when the credit rating of Party B is lower than 60 points. In such case, Party A shall give a notice to Party B in an appropriate way, and terminate this Agreement in accordance with the provisions hereunder.

During the term of this Agreement, Party A shall conduct the credit rating evaluation on Party B and publish the result of the evaluation before the 15th day of each month for the last month (the evaluation shall be postponed if there are any public holidays during this period). If Party B has got “Excellent” for three months in a quarter, it may choice to apply the Supportive Development and make an application to Party A prior to the next quarter.

Chapter VIII Complaint and Default Handling

Both Parties shall strictly comply with the provisions of this Agreement. If Party B fails to fulfill its obligations, and the provisions of Operation Specifications or relevant Management Methods of Party A, it shall commit a Default.

In the event that the Default of Party B has caused any adverse social influences or economic losses to Party A, Party B shall take the responsibilities of such Defaults. Party A shall have the right to request Party B to eliminate the adverse influences and indemnify the economic losses suffered by it. Party A also shall have the right to terminate this Agreement.

The Defaults of Party B shall include but not limited to:
(1)   To provide vulgar, unhealthy or low-grade content or violate relevant stipulations of the state laws and regulations;
(2)   To provide unlawful content, for example, the content is involved with feudal superstition, gambling, drug, gangland, guns or magic potions;
(3)    To provide reactionary content;
(4)    To cheat or coax customers to subscribe a type of services by technical means or impose a type of service to the customers at its own discretion;
(5)   To tempt the customers to reply for customization of a type of services or deduction of charges through unauthorized group sending of promotion messages or by other means;
(6)   To illegally initiate with calls and deducted with charges with customers when they do not call for any voice service.

Party A shall handle the Defaults of Party B in accordance with the provisions of the Operation Specifications or Management Methods. The measures shall include but not limited to discipline punishment, deduction of payment, suspension of payment or deduction of credit rating points. If there is any discrepancy between the provisions under this Agreement and those of the Operation Specifications or Management Methods, the provisions in the latest version of Operation Specifications or Management Methods shall prevail. Party A shall have the final right to explain such provisions.

Party A shall establish a mechanism to screen the unlawful content, and to preserve evidences at first time and deal with the Defaults of Party B consequently. For the Material Defaults, which shall include but not limited to: (i) Party B has provide certain services which are involved with pornographic, unlawful or reactionary content; (ii) Party B is alleged to have cheated the customers to make customization or make use of Demand Business (20 complaints or more than 20 complaints), (iii) Party B is alleged to impose customization or Demand Business on the customers (20 complaints or more than 20 complaints); (iv) Party B is alleged to have unauthorized group sending (20 complaints or more than 20 complaints), Party A shall screen the unlawful content of Party B at first time in the light of the complaints from customers, then it can start up the procedure to determine whether Party B has committed a Default and deal with the Defaults of Party B. As Party A screens the unlawful content and suspend the Value-added Services of Party B, it shall give a notice to Party B on the Service System of cooperation. Upon screening the unlawful content of Party B, Party A shall preserve evidences and make an analysis to the evidences in time, if it is determined that Party B has committed a Default, Party A shall start up the procedure to deal with the Default; if it is determined that Party B has not committed a Default, the content which is restricted shall be released after two weeks.

For the General, Serious or Material Defaults committed by Party B, Party A shall take measures as to give a warning to Party B, suspend to make payment or ask Party B to stop to delivery the Value-added Services and make an internal rectification. The description of Defaults is shown in Annex II.

If Party B has committed a Default, it shall be deducted credit rating points as stipulated in Chapter VII, meanwhile it shall also be punished as follows:

(1) Warning: When Party B has violated the provisions in Operation Specifications or Management Methods of Party A, but does not reach the extent of General Default, Party A shall give a warning to Party B. When Party A gives a warning to Party B, it shall deduct a credit rating point from the accumulated points of Party B within the same month.

(2) General Default: Party A shall screen the improper content supplied by Party B. Party B shall remedy the Default within one month from the time when Party A gives a notice to specify the Default. During this period, Party A shall suspend to receive any application for new business from Party B. For U-SMS and IVR services, the period to close the service channel in the province(s) where the Defaults take place shall be no more than one month. If Party B has rectified the improper content and taken measures to remedy the Defaults within one month, Party A shall cancel the restriction of screening and resume to receive new service application from Party B, meanwhile the former service channel shall also be re-opened; if Party B has not rectified the improper content and take no measures to remedy the Defaults within one month, the restriction of screening will remain effect, and no new business application will be accepted by Party A till Party B has rectified the improper content and take measures to remedy the Defaults. Party A shall deduct double times of the total earnings of the Information Service Fees related to the service in Default for the period when Party B has committed such Defaults, and deduct 30 percent of the total revenue of the class of Value-added Services as liquidated damages (before allotting the revenue between both Parties, and the revenue shall also include the earnings of services related with the Defaults). Party A shall circulate a notice about the Defaults among its subsidiaries and business partners. If Party B has committed a General Default, Party A shall deduct a credit rating point from the accumulated points of Party B within the same month.

(3) Serious Defaults: Party A shall cease the type of Value-added Service supplied by Party B at its own discretion. Party B shall remedy the Default within two months from the time when Party A gives a notice to specify the Defaults. During this period, Party A shall suspend to receive any application for new business from Party B. For U-SMS and IVR services, the period to close the service channel in the province(s) where the Defaults take place shall be no more than two months. If Party B has rectified the improper content and taken measures to remedy the Defaults within two months, Party A shall cancel the restriction of screening and resume to receive new service application from Party B, meanwhile the former service channel shall also be re-opened; if Party B has not rectified the improper content and take measures to remedy the Defaults within two months, the restriction of screening will remain effect, and no new business application will be accepted by Party A till Party B has rectified the improper content and take measures to remedy the Defaults. Party A shall deduct double times of total earnings of the Information Service Fees related to the service in Default for the period when Party B has committed such Defaults, and deduct 50 percent of the total revenue of the class of Value-added Service as liquidated damages (before allotting the revenue between both Parties, and the revenue shall also include the earnings of the services related with the Defaults). Party A shall circulate a notice about the Defaults among its subsidiaries and business partners. If Party B has committed a Serious Default, Party A shall deduct three credit rating points from the accumulated points of Party B of the same month when such notice is sent.

(4) Material Defaults: Party A shall cease the cooperation with Party B in the type of Value-added Service with Defaults at its own discretion. Within one year from the time when Party A gives a notice to specify the Default, Party A shall suspend to receive any application for new business of the same kind of Value-added Service from Party B. Party A shall deduct double times of the total earnings of the Information Service Fees related to the service in Default for the period when Party B has committed such Defaults, and deduct 80 percent of the total revenue of the class of Value-added Service as liquidated damages (before allotting the revenue between both Parties, and the revenue shall also include the earnings of the services related with the Defaults). Party A shall suspend to make payment to Party B during the period when Party B has committed the Defaults, and resume the payment to Party B when Party B has corrected the Defaults and paid all punishments. Party A shall circulate a notice about the Defaults among its subsidiaries and business partners. If Party B has committed a Material Default, Party A shall deduct five credit rating points from the accumulated points of Party B of the same month when such notice is sent.

(5) Suspension of payment: If Party B violates the stipulations of Operation Specifications or Management Methods, Party A may suspend the payment to Party B according to nature of the Default. Party A shall give a notice to Party B when it determines to suspend the payment and deduct three credit rating points from the accumulated points of Party B of the same month when such notice is sent.

(6) Suspension of business for rectification: If Party B has be requested to suspend business for rectification by government agencies, competent industry authority or bureau of quality and technical supervision, Party A shall ask Party B to suspend to provide the Value-added Services to public via Party A’s network. Party A shall give a notice to Party B when it determines to suspend the Value-added Services from Party B, it shall deduct five credit rating points from the accumulated points of Party B of the same month when such notice is sent.

(7) If Party A has screened the improper content or ceased the operation of a type of Value-added Service of Party B, it shall make its decision and deal with all relevant matters in accordance with the stipulations in the Operation Specifications and Management Methods.

(8) Methods for Deducting Double times of Total Earnings of Information Service Fees related to the Service in Default and Liquidated Damages: If the amount of current payment is insufficient for deducting double times of total earnings of information service fees related to the service in Default and the liquidated damages, Party A may deduct such amount from the further payments to Party B until the deduction is paid in full. Party A shall be entitled to get compensation from Party B when the amount of all payments up to the termination of this Agreement is not sufficient for the deduction.

If Party B has committed a Default which has caused adverse influences to the subsidiaries of Party A, and if one of the subsidiaries has determined that Party B has committed a Default under this Agreement and dealt with the Defaults according to the forgoing provisions, other subsidiaries shall not deal with the same Defaults again.

Party A and its subsidiaries shall deal with the Defaults of Party B with a two-tier system:

(1) Party A is responsible for dealing with the Default of Party B which has caused an influence to the whole network, including: (i) the Default which is punished by the government agency, competent industry authorities or bureaus of quality and technology; (ii) the Serious or Material Default which is handed over from the customer service center of the headquarters of Party A; (iii) the same Default of Party B which occurs in more than three provinces within the same billing cycle; (iv) any Default which is decided by one of Party A’s subsidiary as to be a Serious or Material Default and is rendered to the headquarters of Party A to be dealt with.

(2) Party A shall deal with the Default of Party B on the basis of the evidences and results of the investigation. Party A shall determine the nature of each Default of Party B and make a decision to take certain measures, which shall include but not limited to giving a warning to Party B, screening the improper content from a type of Value-added Service, ceasing the Value-added Service, closing the service channel, deduction of Information Service Fees, suspension of payment to Party B, ceasing the Value-added Service which is involved in the Default or asking Party B to suspend business and begin internal ratification (among other things, the deduction of Information Service Fees shall be executed by one of the subsidiaries of Party A).

Party A may take the following measures to deal with the Default of Party B
Item	Executed by	Measures to deal with the Defaults
General Defaults	Party A
1)    Screen the improper content for one month;
2)    Report to the competent industry authority;
3)    Circulate to all subsidiaries and partners of Party A;
4)    Deduct one credit rating point of Party B;
5)    Suspend to receive any application for new type of Value-added Service which is related with the Default from Party B for one month.

	Subsidiaries of Party A	Deduct 30 percent of the total revenue of the class of Value-added Services
Serious Defaults	Party A
1)    Cease the Value-added Service which is influenced by the Default;
2)    Report to the competent industry authority;
3)    Circulate to all subsidiaries and partners of Party A;
4)    Deduct three credit rating points of Party B;
5)    Suspend to receive any application for new type of Value-added Service which is related the Default from Party B for two months.

	Subsidiaries of Party A	Deduct 50 percent of the total revenue of the class of Value-added Services
Material Defaults	Party A
1)    Terminate the cooperation of the Value-added Service which is influenced by the Default;
2)    Report to the competent industry authority;
3)    Circulate to all subsidiaries and partners of Party A;
4)    Deduct five credit rating points of Party B;
5)    Suspend to receive any application for new type of Value-added Service which is related with the Default from Party B for one year.

	Subsidiaries of Party A	Deduct 80 percent of the total revenue of the class of Value-added Services
Warnings	Party A	Deduct one credit rating point of SP for the month when it commits the Defaults.
Suspension of payment	Party A	Deduct 3 credit rating points of SP for the month when it commits the Defaults.
Suspension of business and beginning of internal ratification	Party A	Deduct 5 credit rating points of SP for the month when it commits the Defaults.

Subsidiaries of Party A shall deal with the Default of Party B on the basis of the evidences and results of the investigation. Subsidiaries of Party A shall determine the nature of each Default of Party B and make a decision to take certain measures, which shall include but not limited to give a warning to Party B, screening the improper content from a type of Value-added Service, ceasing the Value-added Service, closing the service channel of the province, deduction of Information Service Fees, (among other things, Party A shall give assistance to its subsidiaries to screen the improper content of a type of Value-added Service or cease a type of Value-added Service supplied by Party B).

Subsidiaries of Party A may take the following measures to deal with the Default of Party B
Item	Executed by	Measures to deal with the Defaults
General Defaults	Subsidiary at province level
1)    Report to the headquarters;
2)    deduct 30 percent of the total revenue of the class of Value-added Services as liquidated damages;
3)    Close the service channel for no more than one month for U-SMS and IVR services;

	Party A	Cease the service which is influenced by the Defaults for one month.
Serious Defaults	Subsidiary at province level
1)    Report to the headquarters;
2)    Deduct 50 percent of the total revenue of the class of Value-added Services as liquidated damages;
3)    Close the service channel for no more than two month for U-SMS and IVR services;

Party A
1)    Clean up the relationship of customization in such province (where the VAC of such province is put onto the network, the subsidiary of the province shall be responsible for the cleanup);
2)    Cease the service which is influenced by the Defaults for two months.

Material Defaults	Subsidiary at province level
1)    Report to the headquarters;
2)    Deduct 80 percent of the total revenue of the class of Value-added Services as liquidated damages;
3)    Close the service channel for no more than three months for U-SMS and IVR services;

	Party A	Cease the Value-added Service which is influenced by the Defaults.
Warnings	Subsidiary at province level	Report to the headquarter of Party A.

Party A has the right to decide and explain the measures to deal with the Default taken by its subsidiaries. Party B may directly lodge complaint to Party A for the measures taken by the subsidiaries of Party A. If Party A has overruled the complaints from Party B for more than three times (including three times), the channel for direct complaint shall be closed.

In case Party A takes any measure to deal with the Defaults of Party B, it shall notify Party B in a proper manner. Meanwhile, Party A shall also specify the influences of the Defaults to both Parties. The Information Service Fees which are due shall be deducted or paid by Party B according to the provisions of this Agreement.

Party A may cease the Value-added Service which is influenced by the Default of Party B in accordance with the provisions hereunder, or cease all or part of other types of Value-added Services which are not influenced by the Defaults, or terminate this Agreement if Party B (i) fundamentally or severely violates the Service Quality Standards or Customer Service Standards of Party A; (ii) has grave defects in the services or content supplied under this Agreement; (iii) utilizes technical means to actively or passively take part in the activities which harm or infringe the interests of Party A or its customers; (vi) causes adverse social impact to Party A or its customers due to Party B’s malpractice in operation.

If Party B utilizes technical means by itself or together with others (i) to maliciously harm the interests of Party A or its customers; (ii) to endanger the security of the network of Party A; or (iii) to cause any impact to Party A’s business platform/system due to the data generated or abnormal operation by Party B, Party A may suspend the Value-added Service supplied by Party B at the first time and send a notice to Party B in time. Party B shall provide appropriate evidences within 7 working days to explain and make clear reasons for the generation of such data and abnormal operation. Otherwise, Party B shall be deemed as to harm maliciously the interests of Party A or its customers, and shall take responsibilities in accordance with the relevant provisions of this Agreement.

Chapter IX Customer Service

9.1 Party A shall provide Party B a calling service access number for the customer enquiry or complaint. The customer service center of Party A shall be responsible for the ultimate affirmation and distribution of the questions or problems from the customers. The customer service system and representatives of Party B shall work with the customer service center of Party A to analyze and deal with the complaints or enquiries from customers. Party A shall allot all complaints and enquires to Party B, excluding those about the network and communication. As to the complaints and enquires about the network and communication, Party A shall take responsibilities.

9.2 If Party A receives any complaint concerning the unlawful messages of Party B from the customers who used the Value-added Services supplied by Party B, Party B shall give a preliminary reply to the customer service center of Party A within 2 hours from the time when it receives the complaint, and find out the causes about such unlawful messages and stop in time the dissemination of such unlawful messages.

9.3 Party A shall manage all its Value-added Services in accordance with following policies, laws and regulations, and has an uniform calling service access number to provide enquires or deal with complaints from customers before and after customers subscribe the Value-added Services from Party A. Party B shall employ a complete customer-service system in accordance with requirements of the following policies, laws and regulations, and relevant standards concerning the customer service of Party A:
(a) China Unicom Customer Service Standards, version 2.0;
(b) China Unicom Service Rules, version 2.0;
(c) Administrative Provisions of Unicom on Quality Supervision of Information Service Business;
(d) Telecommunication Service Rules (Decree No.36 of Ministry of Information Industry);
(e) Notice of the Ministry of Information Industry on Regulating the Fees of Mobile Information Services and the Charging Acts (No. 574 [2006] of the Ministry of Information Industry);
(f) Notice on the Matters concerning Carrying out a Special Campaign to Strengthen and Regulate the Fees and Charging of Mobile Information Services (No. 314 [2006] of the Ministry of Information Industry).

9.4 When customers subscribe the Value-added Services, Party A or Party B shall inform customers in a proper manner of the name of the SP and the name of the actively or passively Value-added Service, specify the content and fee of the service, calling service access number, and the way to cancel such service.

9.5 Both Parties shall provide the customers with diverse and convenient ways for them to know the subscription relationships or to cancel the services. Party A and the subsidiaries of Party A shall control and manage independently the Value-added Service subscription relationships of the SPs who are in cooperation with them respectively, and provide independently certain ways for customers to make enquiries or to cancel the subscriptions.

9.6 Party A and Party B shall adopt the accountability system to deal with the complaints or claims from customers respectively. Each Party shall handle the complaints within the time limit as stipulated in the Schedule of Handling the Complaints of the China Unicom Service Rules (version 2.0). No matter which Party shall answer for the complaints ultimately, the Party which has received the complaints from customers shall coordinate with customers and handle the complaints satisfactorily. If the other Party is involved with the complaint, it shall give necessary assistance to the Party who handles the complaint.

9.7 As to any enquiry or complaint which has to be handled by Party B, Party A shall send a work-assign sheet to Party B. Party A shall give a reply to customer when Party B has dealt with the problem within the time limit.

9.8 Party B shall not ask customers to contact directly with Party A with the reason that Party A is responsible for the enquires or complaints. If Party B considers that Party A shall deal with the enquiries or complaints, it shall notify Party A within one hour and hand over the problems to Party A after Party A has confirmed the problems.  Party B shall assist Party A to deal with the problems.

9.9 If the Party receiving the enquiries or complaints from customers is unable to determine who shall be responsible for such enquiries or complaints, it should contact the other party within one hour. Both Parties shall work together to make clear the responsibilities between them, and solve the problems of customers in time. Both Parties shall not shirk the responsibilities upon each other.

9.10 If a Party has made certain promises to customer services in its marketing activities, but does not satisfy the promises in its daily operation, and this has caused customers to lodge complaints. Such Party shall be responsible for dealing with the complaints from customers and the other Party shall give necessary assistances to such Party.

9.11 When Party B is unable to give satisfactory answers to Party A or customers if the complaints are related to the content of the Value-added Services, Information Service Fees or the promises in the marketing activities, it shall return the Fees which have been collected to the customers, or reduce the charging for the Services or provide the Services free of charge to the customers. Party B shall adjust the charging when it has found out the causes of the complaints and handled the complaints in time. If Party A has returned the Fees which have been collected to the customers on behalf of Party B, it may deduct such amount from the payment due to Party B in next month and Party B shall give necessary assistance to Party A.

9.12 If Party B terminates this Agreement and ceases to provide the Value-added Services due to its bad management or other self reasons, it shall make explains to customers directly and deal with all consequential matters. Party B shall give a notice to Party A prior three months to specify its intention to terminate this Agreement and cease to provide the Value-added Services, excluding that Party B terminates this Agreement in accordance with the provisions hereunder. In such case, Party A shall timely cease to charge customers of the Value-added Services supplied by Party B, and assist Party B to make explains to customers.

9.12 Both Parties shall strictly observe the relevant regulations of the Ministry of Information Industry and the competent authority, and handle properly and in time the complaints and claims of customers.

Chapter X Billing, Settlement and Collection of Fees
10.1 Billing
10.1.1
Communication fee, flow fee, broadband access fee and the price of M/T will be determined by Party A. The price for information service fee will, basically, be fixed by Party B, upon examination and approval of Party A. Any change in the price for information service fee (including any change in charging methods thereof) shall take effect after being confirmed by Party A. Party A will provide, with compensation, billing and collecting services for Party B, and will work out the principle of and process for billing and settlement of value-added services based on the features of the network platform, as well as the business process of the billing and settlement system of Party A.

10.1.2
When fixing the price for information service fee, Party B may elect to charge fees per time, length of time, month, day or week, M/T in relation to 3G services and other charging methods, or make a variety of charging methods available to users. Party B shall expressly notify users of such matters as charging method, standard, time of payment and customer service phone number in relation to user information service fee, by publishing them via its website, specifying them in certain agreements, showing them on the cell phone interface or sending text messages, or otherwise.

10.1.3
Party A has the right to explicitly define users of various value-added products (number ranges or subsidiary brands) into the valid scope of billed users, and may check information service fees incurred from non-normal use of users’ numbers, such as use of invalid numbers of users (inclusive of cancelled/suspended numbers, inactive users, etc.) and services beyond the scope of services available.

10.2 Settlement
10.2.1
Various communication fees, flow fee, broadband access fee and M/T earnings deriving from use of Party A’s communication network by users shall belong to Party A, and will not be covered by Party B’s settlement.

10.2.2
Party A will settle all information service fees collected on commission in relation to 2G value-added services uniformly in the principle of “advance settlement of receivables, and clearing of amount actually received”. The amount actually received, with refund and compensation as well as information service fees for text messages in excess of twenty (20) pieces in phone bills (with exception of zero bill) per hour/user for services of the same SP deducted, shall be taken as base for the settlement of the amount actually received. The data in respect of settlement of actually received amount will be calculated on the basis of the base for the settlement of the amount actually received according to information fee sharing rule of the Parties. The data in respect of settlement of actually received amount, minus deducted amount due to defraud, unbalanced communication fee and other expenses as confirmed by both parties, will be the actual settlement amount of Party B.

10.2.3
Party A shall settle services such as fixed network, PHS and broadband applications by deducting a certain percentage of bad debt from the amount receivable, and settle 3G services subject to M/T billing by deducting 8% of the amount receivable as bad debt.

10.2.4	The percentage of information fee sharing is set out in Appendix C by category of services.
10.2.5
Billing period: A period for which Party B’s total information service fees are calculated via Party A’s billing system shall refer to a calendar month commencing from 0:00 of the first day and ending at 24:00 of the last day of the month.

10.2.5.1	The settlement process of 2G mobile phone network services: “advance settlement of receivables, and clearing of amount actually received”:
As for mobile value-added services used by a user in the first month, Party A shall, prior to the fifteenth (15th) day of the second month, issue to Party B advance settlement data in respect of information service fees of the first month subject to the present advance settlement rate, i.e. 40% of total receivable information service fees. Party A may gradually increase or decrease the advance settlement rate in light of change to the actual receipt rate.
The second and third months shall be the period for payment made by users.
Party B shall render to Party A the advance settlement confirmation and invoices prior to the twenty-fifth (25th) day of the second month;
Party A shall pay advance settlement amount to the account designated by Party B prior to the twenty-eighth (28th) day of the third month;
Prior to the fifteenth (15th) day of the fourth (4th) month, Party A shall release to Party B, via its partner’s management system, the settlement amount of information service fees generated during the first month;
In the event of any objection thereto, Party B shall request for checking accounts prior to the twenty-fifth (25th) day of the fourth month. If there is no objection raised, Party B shall be deemed to have confirmed the same, and Party A will no longer accept any application for checking accounts. After Party B files an application for checking accounts, generally, there should be no more than three (3) months for Party A to respond thereto. The specific procedures for checking accounts shall be subject to applicable management rules of Party A.

In the event the difference between the amount actually received by Party A and the statistical data of Party B does not exceed 8% (inclusive), Party A’s data shall prevail; if such difference exceeds 8%, Party B may request for checking accounts to find out reasons for such difference, and properly deal with the same in light of actual situation.
Any delay by Party A in paying Party B various fees due to account checking shall not be deemed as breach by Party A of any of its obligation to make payment as scheduled.
Party B shall, prior to the twenty-fifth (25th) day of the fourth month, deliver the settlement confirmation under seal and definite invoice to Party A. The name and account number indicated in the invoice rendered by Party B shall be consistent with that referred to in its partner’s management system; otherwise, no payment shall be made.
Party A shall, prior to the twenty-eighth (28th) day of the fifth month, transfer the settlement amount to the account designated by Party B after deducting penalties for default, unbalanced communication fee, etc.
In the event Party B, due to its own reason or account checking, fails to feedback the settlement confirmation and invoices (affixed with Party B’s official seal as required by Party A) prior to the twenty-fifth (25th) day of the fourth month of services occurred, Party A will delay in payment of service settlement amount for the said month. In other words, Party A will confirm documents of settlement via its partner’s service system prior to the end of immediately next calendar quarter after receipt of the settlement confirmation and invoices from Party B, and complete the payment within immediately next month subsequent to confirmation. Any delay in payment by Party A subject to such terms shall not be deemed as payment delay specified herein, and Party A will not be liable for default arising therefrom.
In the event Party B fails to provide the settlement confirmation for Party A within one (1) year commencing from the twenty-fifth (25th) day of the fourth month of services occurred, Party B shall be deemed to have waived the right to collect the said amount of money; thereafter, Party A shall be released of its obligation to pay such amount to Party B.
Information service fees for other months will be settled subject to the foregoing process.

10.2.5.2	The settlement process of 3G mobile phone network services: deducting 8% bad debt from receivables:

(a) As for value-added services used by a user in the first month, Party A shall, prior to the fifteenth (15th) day of the second month, issue to Party B settlement data in respect of information service fees of the first month subject to the settlement ratio of Party B after deducting 8% bad debt from the receivables.

(b) In the event of any objection thereto, Party B shall request for checking accounts prior to the twenty-fifth (25th) day of the second month. If there is no objection raised, Party B shall be deemed to have confirmed the same, and Party A will no longer accept any application for checking accounts. After Party B files an application for checking accounts, generally, there should be no more than three months for Party A to respond thereto. The specific procedures for checking accounts shall be subject to applicable management rules of Party A.
(c)In the event the difference between the statistical amount of Party A and the statistical data of Party B does not exceed 8% (inclusive), Party A’s data shall prevail; if such difference exceeds 8%, Party B may request for checking accounts to find out reasons for such difference, and properly deal with the same in light of actual situation. Any delay by Party A in paying Party B various fees due to account checking shall not be deemed as breach by Party A of any of its obligation to make payment as scheduled.
(d) In the case of no doubt, Party B shall provide Party A with the confirmation and invoices (affixed with Party B’s official seal as required by Party A) prior to the twenty-fifth (25th) day of the second month;
(e) Party A shall, prior to the twenty-eighth (28th) day of the third month, transfer the settlement amount to the account designated by Party B after deducting penalties for default, unbalanced communication fee, etc.
(f) In the event Party B fails to provide the settlement confirmation for Party A within one (1) year commencing from the twenty-fifth (25th) day of the second month of services occurred, Party B shall be deemed to have waived the right to collect the said amount of money; thereafter, Party A shall be released of its obligation to pay such amount to Party B.
(g) Information service fees for other months will be settled subject to the foregoing process.
10.2.5.3	Value-added services such as fixed network, PHS and broadband application will be settled subject to the process of “deducting a certain percentage of bad debt from the receivables”
As for value-added services such as fixed network, PHS and broadband application used by a user in the first month, Party A shall, prior to the twentieth (20th) day of the second month, issue to Party B settlement data in respect of information service fees of the first month subject to the settlement ratio of Party B after deducting a certain percentage of bad debt (15% for fixed network, 10% for PHS and 10% to 15% for broadband) from the receivables.
In the event of any objection thereto, Party B shall request for checking accounts prior to the twenty-fifth (25th) day of the second month. If there is no objection raised, Party B shall be deemed to have confirmed the same, and Party A will no longer accept any application for checking accounts. After Party B files an application for checking accounts, generally, there should be no more than three (3) months for Party A to respond thereto. The specific procedures for checking accounts shall be subject to applicable management rules of Party A.

In the event the difference between the statistical amount of Party A and the statistical data of Party B does not exceed 3% (inclusive), Party A’s data shall prevail; if such difference exceeds 3%, Party B may request for checking accounts to find out reasons for such difference, and properly deal with the same in light of actual situation. Any delay by Party A in paying Party B various fees due to account checking shall not be deemed as breach by Party A of any of its obligation to make payment as scheduled.
In the case of no doubt, Party B shall provide Party A with the confirmation and invoices (affixed with Party B’s official seal as required by Party A) prior to the twenty-fifth (25th) day of the second month.

Party A shall, prior to the twentieth (20th) day of the third month, transfer the settlement amount to the account designated by Party B after deducting penalties for default, unbalanced communication fee, etc.
Information service fees for other months will be settled subject to the foregoing process.
10.2.6
Party A will, according to the sharing ratio of each value-added service, calculate and aggregate the proceeds from various services payable to Party B, then deduct/add other expenses paid (obtained) by Party B, and finally work out the income to be transferred by Party A to Party B (hereinafter referred to as “Settled Information Service Fees”). The aforesaid “other expenses” include, but are not limited to\ deducted penalties for default and host trusteeship fee. Upon agreement of the Parties, the proceeds from services of and expenses payable by Party B may be settled separately according to separate settlement processes.

10.2.7
In the event the result of account checking shows that information service fees are negative, Party B shall make applicable payment to Party A within ten (10) working days after receipt of the notice from Party A. Party B, after making such payment, shall timely go to Party A for definite invoices. Party B, in the case of deferred payment, shall pay Party A late fee equal to 1% of the arrears on a daily basis, and Party A may directly deduct such arrears and late fee from the settlement amount for immediately next period. In the event such delay by Party B lasts up to sixty (60) days, Party A may unilaterally terminate the Agreement and take legal actions against Party B.

10.2.8
Party B shall timely update the information required for making payment, such as the bank account registered in the Service System for Cooperation. In the event the payment made by Party A is returned, or Party A fails to make payment as scheduled due to other difficulties, as a result of failure of Party B to timely update such information, Party A may delay in making such payment. The period of time for deferred payment will be immediately next June or December after Party A gets aware of Party B’s accurate bank account. Party A will not be liable for its failure to make payment as scheduled.

10. 2. 9
In the case of any change of the corporate name of Party B, it shall timely notify Party A of the same via the Service System for Cooperation or by other proper means. All the amount of money payable by Party A to Party B after the change of Party B’s cooperate name, whether such amount occurs after such change or not, shall be paid by Party A to the bank account in which Party B’s name is changed. The case that Party A is unable to make payment as scheduled before Party B properly completes the procedures for change of its name, shall be handled subject to Section 10.2.9 hereof.

10.2.10
In the event Party B terminates the Agreement subject to provisions hereof, the Parties will settle information service fees generated prior to such termination. The settlement shall be in accordance with the settlement method, period and process as set forth in Section 10.2 hereof and subject to the provisions hereof on deduction of information service fees due to default as well as on penalties.

10.3 Collecting Fees on behalf of Party B
10.3.1
Information service fees will be uniformly billed and collected by Party A. Party B will not collect information service fees from users. Communication fee will be billed by Party A and collected from users or Party B.

10. 3. 2
Party A may, prior to collecting information service fees on behalf of Party B, examine charging items to be collected and brief contents on an item-by-item basis, and meanwhile Party B shall offer active cooperation. The examination is conducted to verify whether the contents provided by Party B are in violation of Article 57 and 58 of the Regulations of the People's Republic of China on Telecommunications, and specific provisions set forth in other pertinent laws, regulations and policies.

10.3.3
Prior to collection by Party A of information service fees from users, Party B shall provide relevant documents to prove that a certain user is of his own free will to use certain service that he is aware of, and that charges so collected are started to be billed from the time of actual use (except monthly payment). The Parties shall retain customized service use records for five (5) months or more.

10.3.4
When Party A issues receipts to users, it shall specify indicative words like “collecting charges on one’s behalf” and the amount to be collected in the section of “collecting charges on one’s behalf”. Party A shall make reasonable and effective methods and approaches available to users to inquire about the name of Party B which is collecting fees on behalf of Party A, name of services, specific amount, etc. In the event a user requests for a billing list in relation to fees so collected, the Parties will provide the same for such user free of charge and with no cost to either Party.

10.3.5
In the event a user raises objection to information service fees and refuses to make payment, Party A will only collect the charges other than those in dispute, and promptly notify Party B of the case.

10.3.6
In the event a user raises objection to the fees to be collected, and the Parties, within fifteen (15) days, fail to provide proof proving that the fees are not in error, Party A shall first make refund to such user, and provide compensation according to the compensation principle which are publicly committed to users. Party A will deduct such refunded information service fees and compensation amount (excluding those incurred because of Party A) from the share of Party B in next settlement period. Thereafter, Party B will be responsible for properly handling the dispute with such user.

10.3.7	In the course of dispute settlement, the Parties shall not suspend or terminate services other than those disputed by the user.

Chapter XI Intellectual Property Right
11.1
Party B undertakes that it owns intellectual property right in any and all software and hardware and cooperation business-related information connected with value-added telecom services provided by it, or it has been granted license or authorization by relevant right-holders, free of infringement upon any intellectual property right of any third person, including copyright, trademark right, patent right and trade secret. Party B shall actively provide Party A with required proof of relevant rights. As for special information sources business, such as news, songs, meteorology, securities information and medical care, Party B shall be duly authorized or licensed to operate such business, and meanwhile shall specify the source of authorization. As regards cooperation business with media, Party B shall hold a cooperation agreement with the media.

11.2
During the performance hereof, in the case of any controversy, dispute or other legal allegation arising from any claim made by any third party against Party A in respect of the intellectual property right as set forth in Section 11.1, Party B shall promptly adopt proper measures and clarify the matter within two (2) days after receipt of the notice from Party A. In addition, Party B shall, as required by Party A, properly handle on its own or assist Party A in handling all matters in relation to such controversy, dispute or legal allegation, and shall indemnify Party A for losses incurred therefrom.

11.3
The Parties may agree to indicate Party A’s cooperate brand, customer brand, name of services, trademark, mark or logo, etc. in the value-added services provided by Party B. However, without written confirmation of Party A, Party B shall not use the same in whatsoever manner, nor shall it mislead users to believe that the content or services provided solely by Party B is provided by Party A or jointly by Party A and Party B.

11.4
During the performance hereof, neither Party A nor Party B shall infringe upon trademark right or other intellectual property right owned by either Party or any third party. In the event either of Party A or Party B infringes upon intellectual property right of any third party due to its unilateral act, such Party shall take full liability for the infringement, indemnify non-infringing Party for any economic loss incurred therefrom, and eliminate any negative social impact that is likely to be exerted on non-infringing Party.

11.5
In any case, either Party may use the materials covered by intellectual property right of the other Party (including display, download, duplication and distribution of such materials) only in the term hereof and only for the purposes of publicizing, marketing and distributing cooperation-related matters. Neither of the Parties shall use such materials for any other content, product or service, nor shall it use such materials in such a manner as is likely to give rise to confusion or fraud.

Chapter XII Modification or Termination of the Agreement

12.1
During the term of this Agreement, if Party A establishes or modifies any Regulations of Telecom Value-added Services, Management Methods, Quality Standards and/or Customer Service Standards from time to time, such Regulations, Methods or Standards shall constitute an integrated part of this Agreement and both Parties shall comply with such Regulations, Methods and Standards. If there are any conflicts between the provisions in this Agreement of those of such Regulations, Methods and Standards, excluding the Procedures for Dealing with Defaults, the provisions in such Regulations, Methods and Standards shall prevail, excluding that both Parties have agreed to apply the provisions of this Agreement.

12.2
In case either Party wishes to alter or modify this Agreement, it shall send a written notice to the other Party at least fifteen days prior to the alternation or modification. Both Parties shall have a negotiation and make the alteration or modification in writing.

12.3
Unless explicitly specified in this Agreement, during the Term of this Agreement either Party shall not suspend or terminate the implementation of this Agreement or unilaterally cancel this Agreement without the written consent from the other Party.

12.4
In case either Party may not operate as normally or provide the Telecom Value-added Services under this Agreement due to the causes that the other Party has not fulfilled its duties and obligations under the Agreement, or has materially breached the provisions of the Agreement, the non-breaching Party shall ask the breaching Party to indemnify the losses suffered by it due to the breach and has the right to terminate this Agreement.

12.5	Party A may terminate this Agreement at its own discretion when:
(a) Party B has transferred the resources such as customer service number, trunk line or digital website obtained from Party A to the third party without prior approval from Party A;

(b) Party B has operated in the other areas beyond the geographical area of operation and business scope as specified in the Business License and Certificates of Qualification;
(c) Party B has provided any content or type of Telecom Value-added Services which have not been yet approved by the competent authority;
(d) Party B has provided false certificates for copyright or qualifications;
(e) Party B does not comply with the requirements of the competent authority and has operated or provided content without permission from the competent authority or Party A.

12.6
During the Term of this Agreement, if Party B undergoes separation, dissolution, liquidation, bankruptcy or any other event which may cause Party B to be a person of limited civil capacity, or not be qualified for providing the Telecom Value-added Services under this Agreement, it shall notify Party A in time and Party A may terminate this Agreement in such case. If Party B has been merged or separated, this Agreement shall also be terminated. The other party which has succeeded in the Telecom Value-added Services supplied by Party B shall apply for such services again and correct the identification number and other information of Party B in the Business System and Service System of Partnership of Party A in time as requested by Party A.

12.7
If Party B changes its company name, it shall go through the formalities for change of the company name with the Industry and Commerce Administration Department and the competent authority of Information Industry, and apply for new valid Qualification Certificate and Business Qualification Certificate in time.

12.8
When Party A has signed this Agreement and affixed its company seal on it, it shall notify Party B in time, and Party B shall go and get the Agreement from Party A within one month from the date of the notice. If Party B has not gone and got the Agreement due to its own reasons, i.e. the time interval for both Party to sign this Agreement is more than one month, this Agreement shall be deemed as not been entered into between both Parties and therefore become null and void. The qualification of Party B to provide Value-added Services via Party A’s network shall be automatically cancelled, and meanwhile the application of Party B shall become invalid. Or, when Party A has signed the Agreement and gave it to Party B for signature, but Party B has not signed the Agreement within one month after it has received the Agreement due to its own reasons, this Agreement shall be deemed as not been entered into between both Parties and therefore become null and void. The qualification of Party B to provide Value-added Services via Party A’s network shall be automatically cancelled, and meanwhile the application of Party B shall become invalid.

Chapter XIII Confidentiality

13.1
The Confidential Information under this Agreement means the information which one Party (hereinafter referred to as “the Receiving Party”) is aware of or receives from the other Party (hereinafter referred to as “the Disclosing Party”), or the business secret (including all financial data), technical secret, operation know-how which are created by both Parties during the cooperation and are individual in nature and/or other information and proprietary materials which shall be kept confidential. The Receiving Party shall keep such information and proprietary materials confidential no matter in which form or media, or what has been disclosed in oral or written form or by images to the Receiving Party.

13.2	During the Term of this Agreement and five years after its termination, neither party shall disclose, divulge or provide the Confidential Information to any third party.

13.3
Either Party shall take appropriate measures to properly keep the Confidential Information provided by the other Party, and must use the same care as it uses to protect its own Confidential Information of like importance. Both Parties shall only use the Confidential Information for the purposes or objectives of this Agreement.

13.4
Each Party ensures that it will disclose the Disclosing Party’s Confidential Information only to those principles and employees who have a need to know and use the Confidential Information for the purposes to provide the Value-added Services, provided that the principles and employees have been aware of the duties and responsibilities prior to any disclosure of the Confidential Information to them. Each Party shall demonstrate in a validated way that such principles and employees have been aware of the duties and responsibilities to the Confidential Information.

13.5	If necessary, the Receiving Party shall return or destroy all the documents or other materials containing the Confidential Information as requested by the Disclosing Party.

13.6	Notwithstanding the forgoing provisions of this Section, the following will not be considered Confidential Information under this Agreement:
A.	information that is lawfully known by the Receiving Party upon or before both Parties enter into this Agreement;
B.	information that is or has become publicly known or available from the public domain;
C.	information that is lawfully obtained from a third party that rightfully makes such disclosure without breach of a duty of confidentiality or non-disclosure;

D.	information that is or has become publicly known or available from the public domain, provided that the Receiving Party has not breach the duty of confidentiality under this Agreement;
E.
information that is independently developed by the Receiving Party or its affiliated companies or subsidiaries without benefits from the Disclosing Party’s Confidential Information or that of its affiliated companies or subsidiaries;

F.
The Receiving Party may disclose the Confidential Information of the Disclosing Party if required by court, legal or administrative authorities (whether in oral questioning, inquiry, request for materials or documents, summon, civil or criminal investigation or other procedures). In such case, the Receiving Party shall give a notice to the Disclosing Party in time and make necessary explanations.

13.7	Both Parties shall also keep the details of this Agreement confidential.

13.8
The correspondence, notices, advices and other documents between both Parties shall be kept properly by each Party. Either Party shall not use such documents for any purpose detrimental to the cooperation between both parties. Either party shall not defame or slander the other Party, or release any information detrimental to both parties publicly for the purpose to offend the other Party.

Chapter XIV Force Majeure

14.1
Force Majeure means any event which is uncontrollable or unforeseeable by both Parties, or which is foreseeable but can not be avoided to prevent the total or partial fulfillment of this Agreement by the affecting Party. Such event shall be the earthquake, landslide, subsidence, flood, typhoon, climate abnormality or natural disaster, fire, explosion, accident, war, terrorist incident, large scale epidemic, sabotage, hacker intrusion, network breakdown or any other similar or various accidental events.

14.2	If either Party can not perform its obligations under this Agreement due to any Force Majeure, it shall not be responsible for any losses incurred by the other Party.

14.3
The party which is affected by the Force Majeure shall immediately notify the other Party in a written form, and give details of the event and present valid certificate issued by government authority to explain whether it can continue to perform or not perform the Agreement in part or in whole, or it needs to postpone the performance of the Agreement for a period. In consideration of the influence of the Force Majeure, both Parties shall have a negotiation to determine whether they should continue to fulfill or terminate this Agreement.

Chapter XV Applicable Law and Dispute Payment

15.1	The conclusion, validity, fulfillment and interpretation of this Agreement shall be governed by laws of the People’s Republic of China.

15.2
Any dispute arousing from or in connection with this Agreement shall be settled through amicable negotiation between both Parties. In case no agreement has been reached, either Party may file a dispute in the people’s court of the place where Party A is located.

Chapter XVI Miscellaneous

16.1	Transferability. Except for the provisions in Chapter V of this Agreement, all or part of the rights and obligations under this Agreement shall not be transferred.

16.2	This Agreement shall only constitute a cooperation relationship between both Parties. Nothing contained in this Agreement can be interpreted as:
(a) To create a partnership or other relationship resulting in a joint liability between both Parties;
(b) To authorize the other Party as its agent (except for that it has gave a prior written consent to the other party);
(c) To authorize the other Party to pay expense or take any other liability on behalf of its interest (except for that it has gave a prior written consent to the other party).

16.3
If either Party has not exercised or delayed to exercise its rights under this Agreement, it shall not be deemed as a waiver thereof. If it has exercised or partially exercised its rights under this Agreement, it shall not preclude that the Party exercises the rights in the future.

16.4	In the event that any provision hereof is found invalid or unenforceable, the remainder of this Agreement shall remain valid and enforceable according to its terms.

16.5	Except for early termination as agreed upon between both Parties, the Term of this Agreement shall begin from July 1st, 2009 to June 30th, 2010.

16.6
Within 30 days prior to the expiration of this Agreement, both Parties may have a negotiation to extend this Agreement. If both Parties have reached an agreement, they can enter into a written agreement. Both Parties shall have a consultation if any specific or important event occurs, and if both Parties have reached an agreement, Party A shall give an announcement via the Service System for Cooperation to extend this Agreement. The period for extension of this Agreement shall be no more than one year in principal.

16.7	This Agreement and the annexes hereto are executed in duplicate counterpart, each Party holds one copy respectively. Each copy of the originals has the same legal effect.

 Signature page (no text on this page)

Party A: China United Network Communications Limited Legal Representative/Duly Authorized Representative: (signature) Date: (Special seal for contract of China United Network Communications Limited)

Party B: Beijing AirInbox Information Technologies Co., Ltd.

Legal Representative/Duly Authorized Representative: (signature)

Date: Aug. 6th, 2009

(Special seal for contract of Beijing AirInbox Information Technologies Co., Ltd.)

Annex I Definition

In this Agreement, unless otherwise specified herein or the context otherwise requires, the following terms shall have the following meanings:

SP
SP is called Service Provider in short. SP in this Agreement shall mean any professional service for communications and information services herein. SP may be a network operator or those which provide a full service by integrating with businesses of other network service providers.

“SP”referred to in this Agreement shall mean any professional organization providing various value-added services for communication network (mobile or fixed network and internet) users of Party A, by using the communication network(mobile or fixed network and internet) and value-added services platforms provided by Party A.

Users :

Users shall mean a natural person, legal entity or other organization, who uses the telecommunications terminals approved by Party A, accesses the communication network and value-added services platforms provided by Party A, and voluntarily accepts the value-added services provided by Party A and Party B.

Value-Added Services:
A collection of various telecommunications value-added services and applications offered for the users, by cooperating with Party B for content organization, introduction of business system and marketing promotion, based on the communication network(mobile network, fixed network and data network) and various value-added services platforms provided by Party A. The main business includes:

IVR Interactive Voice Response: a voice service, such as IVR-based music-speech, chat, information search and interactive participation, etc.

MMS：With the support of GPRS network, the instant MMS, between mobiles, or from mobile terminals to internet, or from internet to mobile terminals, can be achieved, by transmitting images, sound and text messages in accordance with the Wireless Application Protocol (WAP).

CRBT services;

U-INFO: the services with the support of 2G network and based on the Wireless Application Protocol (WAP), such as, information view, download pictures, music or fun, WAP PUSH, interactive applications, e-commerce applications, etc.

U-Magic: The offline and online applications of comprehensive information and entertainment relying on JAVA technology and supported by 2G network.

Phone Navigation: A value-added service, based on 114 directory assistance, meeting the directory and other information enquiry needs of the public users, offered for the commercial customers.

PHS Short Message Service: A collection of business applications, relying on the Multi-Information Service Platform (MISP) of PHS, offered for users, including public-service messages, business information, entertainment and chat, etc.

CNCMAX: Broadband Clients and website brands offered for personal and home users, Broadband World built for users by integrating with the applications and services of broadband.

Unified Client: The unified downloaded software offered to home users in broadband services has the full Multi-Label functions of Web browser. It combines many functions including Dial-Up Network, Web Browsing and content services in one, adopts a business model of “2+X+A”, and provides rich video entertainment contents, such as film & television, animation and variety show, easy-to-get information of community services and the personalized information services for various users, for users. This is well to meet the need of users for one-stop internet access.

I-news: An information dissemination platform relied on mobiles media provides the services to browse news by mobiles for users, that is, the news contents of traditional media, through the wireless technology platform, are transmitted to mobiles with MMS, the mobile then is developed some functions, such as transmitting of short news, color images and animation, and WAP (web browsing), etc.

WAP: A service that network information, in accordance with the Wireless Application Protocol (WAP), is transmitted to the terminals of Cellphones or other wireless devices. Users can, through WAP, at any time and at anywhere use wireless device terminals to obtain online instant messages or corporate website data. This is real to achieve the wireless internet access.

Mobile Search: A search service, based on all value-added services platforms for wireless (SMS, WAP, IVR, Streaming Media, etc.), for contents, services and locations.

Communication Network and Value-Added Services Platforms

Communication Network shall herein mean the infrastructure, based on communication services (mobile network, fixed network and data network), provided by Party A. Value-Added Services Platforms shall mean a services platform, based on Communication Network, added for one or more Value-Added Services, including but not limited to providing user interface, SP interface, network services management, network billing, etc.

Business Support System

It shall mean the system for user management and authentication, billing, settlement and Customer Care, required to ensure that the service just works.

Communication Channel

A physical and logical communication junction provided for users in the telecommunication system.

Ports
A Set Interface used to build a communication junction between value-added services platform and communication network and between value-added services platform and application server provided by SP, including source address and related parameters.

Data Traffic
The traffic inflows or outflows of value-added services platform.

Test
The services provided by SP shall be tested by a given tool and method, including the connectivity test for network, consistency of interface and functional test, to ensure that the services can meet the requirements of opening and operation. The testing period shall be the necessary time for testing, or the period that Party A considers that the testing should last.

Connection of Devices
A connection between two physical and logical devices.

Maintaining Interface
The service system required to offer for users consists of different parts, the responsibility for maintenance is borne by responsible parties respectively, and therefore, maintaining interface is that the technical services and responsibility for maintenance is divided among the responsible parties.

System Maintenance
The maintenance work, such as daily maintenance, fault maintenance, etc, is required to ensure the well operation of the service system.

Gateway
A device to provide the functions, such as protocol conversion, system interconnection, etc.

Custom Design
Users confirm that they accept the contents of services and do this of their own accord.

Upstream SMS
SMS sent from user’s mobile to SMS gateway of Party B. the cost arising from Upstream SMS is the upstream communication fee and shall be paid by users to Party A.

SMSend
SMSend shall mean SMS sent from SMS access number of Party B to user’s mobile, including SMS in relating to PUSH services.

Unbalanced Communication Charge
The cost arising from Unbalanced SMS (number of SMSend minus number of Upstream SMS), the Unbalanced Communication Charge shall be paid by Party B to Party A.

7X24 hours
It's available 24 hours a day, 7 days a week and even at holidays.

Communication Fee
The cost arising from which users or SP connects to network resources; Communication Fee shall be paid by users or SP to Party A and owned by Party A.

Message Service Fees
The costs arise from using the information contents or application services of SP other than Communication Fee. Message Service Fee shall be shared by Party A and Party B according to the percentage. Prior to sharing, it shall be calculated by Account System of Party A, the costs paid by users shall be known as “total message service fees”.As agreed, the message service fees, that the total fees, after deducting a proportional share and charge, paid by Party A to Party B, shall be the settled message service fees.

Billing Cycle
The billing cycle by Account System of Party A to the total message service fees of Party B is generally by natural month, from 0:00 hrs, month 1 to 24:00 hrs, last day of same month.

Company Code
“Company Code of SP in Value-Added Services of China Unicom”is called Company Code for short and is as an unique company ID to identify Party B in the system of Party A.

Service System of Partners
An OA System for routine work, built and maintained by Party A, used to achieve access, Protocol signature, check account, information publishing and feedback.

Ranking
Based on one or more indicators, such as Message Service Fees, volumes, etc, all SP that carry out a value-added service and enjoy the supported period, from top to low, are ranked by Party A. If there is a decimal in total SP multiplied by the percentage, only integer is kept and the figures after the decimal point shall be considered negligible. Where the message service fees of SP can not be determined as a result of check account, it shall be ranked according to data of Party A before check account.

Supported Period
After Party B is permitted to access and the first test for a service is carried out, Party A gives Party B a favourable policy for ranking and withdrawal of the service, within 3 full billing cycle from the beginning of billing, to provide a marketing generation time for Party B. This time is called the supported period. According to the feature of value-added service, the parties may agree upon whether the supported period is applied, and the rights and obligations within the supported period shall be specified in the appropriate appendix.

Screened Service
Except IVR and UNI-INFO, other screened service shall mean that Party A cancels the service/column of Party B shown to users but keep the customization and billing of users; the screened voice information service shall mean that the access number is closed temporarily; the screened online service in Unicom shall mean that the customization of users is kept, but the rate of message service fees is set zero.

Offline Service
Shall mean that Party A closes the service/column of Party B, cancels the customization of Party B, stops the billing.

Withdrawal
The withdrawal shall mean that Party A will terminate a service of Party B and the application for such service will not be accepted in a period.

Service Category
It can be grouped according to Rule on Service Management of Party A and the similar technique, such as“Category for UNI-INFO”.

Credit Valuation System
The credit shall be valuated according to the factors, such as, complaint of users, breach of SP, degree of cooperation, etc. The credit rating of SP shall be determined by quantitative mark. What service policy is SP given depends on its credit rating.

Content Development
text messages, sound, images, video, or their combination are made to become the value-added service products offered for users through value-added service platform, by using legal technique or scientific method.

( VAC): ..
Value-added Service Authentication Center is called VAC in short. VAC is as an authentication center of China Unicom, which offers value-added service and its use for users and SP.

'Building and Maintenance of Platform
The hardware and software used for the value-added service under this Agreement, including required maintenance work, such as daily maintenance, fault maintenance, etc.

Marketing and Promotion
The marketing and planning is organized and implemented for value-added services.

Customer Service
The service required to offered for users to use value-added services properly, including but not limited to pre-service, in service and after service offered for users, such as responding inquiry, dealing with the complaint, etc.

Annex II List of Default Acts

Article 1	Failing to Provide Required Free Services	Level of Breach
1	Failing to explicitly inform users of the term or condition for free access before accessing to free services.	Ordinary breach
2
Utilizing technological measures to link free services into the billing page or leading to changes in normal service linkage or complaints of users due to adoption of technological measures and violation of business logics.
Ordinary breach
3	Failing to explicitly notify users the cost standard after expiration of free access and before charging.	Grave breach
4	Starting to customize services for users without users’ customization confirmation after expiration of free access and before charging.	Grave breach
Article 2	Changing Service Contents Without Authorization
5	Arbitrarily changing the service launched to other services after launching of the business , for example, changing news service to tourism service	Ordinary breach
6	Arbitrarily changing service content or adding vulgar and unhealthy contents after launching of the business.	Grave breach
7
Arbitrarily changing service contents to illegal or objectionable information after launching of the business, such as, contents involving feudal superstition, gambling, drugs, underworld, guns, overpowering drug, pornographies or Falun Kung etc.
Material breach
Article 3	Arbitrarily Condcuting Unexamined Businesses
8	Arbitrarily carrying out businesses unexamined by Party A but launched formally.	Grave breach
9	Subletting channel or number.	Grave breach
Article 4	Providing Unathorized Service Contents
10	Providing contents unauthorized by the obligee in violation of relevant laws and regulations of the State on intellectual property rights.	Grave breach
Article 5	Illegal Collection Charges
11	Collecting charges for Internet website services or contents in violation of relevant laws and regulations of the State or the business practices of Party A.	Ordinary breach
12	Collecting charges for unhealthy Internet website services or contents in violation of relevant laws and regulations of the State or the business practices of Party A.	Grave breach
13	Collecting charges for illegal or objectionable Internet website services or contents in violation of relevant laws and regulations of the State or the business practices of Party A.	Material breach

Article 6	Arbitrarily Changing the Mass Message Scope and Content Approved by Party A
14	Arbitrarily changing the mass message scope and contents approved by Party A.	Ordinary breach
15	Arbitrarily changing the mass message scope or contents approved by Party A, and the message contains any tricky, induced or fake and exaggerated information.	Ordinary breach
16
Arbitrarily changing the mass message scope or contents approved by Party A, and altering message contents to illegal and objectionable information, such as, information involving feudal superstition, gambling, drugs, underworld, guns, overpowering drug, pornographies or Falun Kung etc.
Material breach
Article 7	Sending Mass Messages without Party A’s Approval
17	Sending PUSH information, short message or mail to users without Party A’s approval, and the number of complaints resulted therefrom is less than 200	Ordinary breach
18	Sending PUSH information, short message or mail to users without Party A’s approval, and the number of complaints resulted therefrom is equal to or larger than 200 but less than 500.	Grave breach
19	Sending PUSH information, short message or mail to users without Party A’s approval, and the number of complaints resulted therefrom is equal to or larger than 500.	Material breach
20	Sending PUSH information, short message or mail to users without Party A’s approval, and the contents contain unhealthy guide.	Grave breach
21
Sending PUSH information, short message or mail to users without Party A’s approval, and the contents contain illegal or objectionable information, such as, information involving feudal superstition, gambling, drugs, underworld, guns, overpowering drug, pornographies or Falun Kung etc.
Material breach
Article 8	Induced Customization or IOD
22	Committing inveiglement, induction or other deceits in the process of providing services to users and receiving complaints made by users	Ordinary breach
23	Inducing users to customize or order IOD services and charging users therefrom, and resulting in complaints of users.	Grave breach

24	Inducing users to customize or order IOD services and charging users therefrom; the acts or measures used are very bad, leading to great social impacts or great unfavorable effects to Party A.	Material breach
Article 9	Compulsory Customization or IOD
25
Arbitrarily customizing or ordering IOD services for users, which can be sufficiently proved by Party B that such customization or ordering is caused by uncontrollable causes or not by subjective causes of Party B.
Ordinary breach
26
Arbitrarily customizing or ordering IOD services for users by means of technologies or other measures, and resulting in more billing or mistaken billing; the number of users’ complaints is less than 20 and the number of users suffering compulsory customization is less than 200.
Ordinary breach
27
Arbitrarily customizing or ordering IOD services for users by means of technologies or other measures, and resulting in more billing or mistaken billing; the number of users’ complaints is equal to or larger than 20 but less than 200, or the number of users suffering compulsory customization is equal to and larger than 200 but less than 2,000.
Grave breach
28
Arbitrarily customizing or ordering IOD services for users by means of technologies or other measures, and resulting in more billing or mistaken billing; the number of complaints is equal to or larger than 200 or the number of users suffering compulsory customization is equal to or larger than 2,000.
Material breach
29
Arbitrarily customizing or ordering IOD services for users by means of technologies or other measures, and resulting in more billing or mistake billing; the acts or measures used are very bad, leading to great social impacts or great unfavorable effects to Party A.
Material breach
Article 10	Compulsory Customization or Deduction of Unactivated Number
30	Deducting unactivated numbers or by technological means to simulate unactivated number user to form a customization relation.	Material breach
Article 11	Privately Built-in Services
31	Privately carrying out terminal service built-in with terminal manufacturers without consent of Party A.	Material breach

Article 12	Unauthorized Usage of Party A’s Materials
32	Arbitrarily using Party A’s name, identification or other relevant materials without Party A’s consent.	Ordinary breach
33	Arbitrarily using Party A’s name, identification or other relevant materials without Party A’s consent and leading to negative effects or economic losses to Party A.	Grave breach
Article 13	Failing to Nail Down Relevant Information
34
Failing to inform users of any of the following items in line with the service management rules in the process of explanation to service rates: name of Party B, service name, cost standard of information fee, customer service hotline etc.
Ordinary breach
Article 14	Failing to Enjoy Services Normally
35	Failing to provide services to users or causing cancellation of users’ customization due to service design or system problem of Party B	Ordinary breach
36	Causing users cannot cancel services normally due to service design or system problem of Party B	Grave breach
Article 15	Charging without Providing Services
37	Charging users without providing services	Ordinary breach
Article 16	Network Failure
38
Major failures of service platform or network of Party A or negative influences to Party A’s partial services or all services caused by Party B’s system due to its safety mechanism or service design, which might be caused by Party B maliciously or that no cause of a third party can be located.
Grave breach
Article 17	Unfair Competition
39	Carrying out unfair competition or disturbing market order.	Grave breach
40	Engaging in unfair competition, disturbing market order or normal business activity of Party A and causing economic losses to Party A.	Material breach
Article 18	Improper Treatment of Lawsuits or Disputes
41	For lawsuits, arbitration or other disputes arising from or pertaining to services of Party B, Party B fails to coordinate properly, feed back timely, solve reasonably or even refuses to treat.	Ordinary breach

42
For lawsuits, arbitration or other disputes arising from or pertaining to services of Party B, the improper coordination, untimely feedback, unreasonable resolution or refusal of coordination cause unfavorable influences to the benefits of Party A or to Party A.
Grave breach
Article 19	Failure of Customer Service Support or Insufficient Support
43
24-hour service hotline of Party B and other relevant information are inconsistent with that on SP service system of Party A, or the hotline cannot be gotten through normally or no one answers for a long time.
Ordinary breach
44
Failing to provide corresponding customer service supports in line with this Agreement and the service management measures, shuffling or failing to answer Party A’s complaints within the committed time in the Agreement.
Grave breach
Article 20	Violation of the Measures for the Supervision and Administration of Service Qualities of China Unicom Information Services
45
For users’ complaints attributed to Party B, the monthly number of complaints per every ten-thousand yuan information fee pertaining to the service in question is the top 5, and the number of complaints per every ten-thousand yuan information fee is equal to or larger than 3.
Disciplinary warning
46
For users’ complaints attributed to Party B, the monthly number of complaints per every ten-thousand yuan information fee pertaining to the service in question is equal to or larger than 10, or the complaints involve 15 provinces or more.
Disciplinary warning
47
Party B is suspected of sending negative messages or engaging in maloperation of other IVR services and complaints are made by users accordingly, and the number of complaints in a single province at one month is equal to or larger than 200.
Disciplinary warning
48	Party B fails to investigate users’ complaints in line with relevant management requirements and fails to nail down relevant responsibilities within a prescribed time limit.	Disciplinary warning
49	Party B refuses to coordinate in disposing of users’ complaints or appeal.	Disciplinary warning
50	Complaints or appeals attributed to Party B and made by users or lawsuits lodged against Party A’s case.	Disciplinary warning

51	The users’ complaints accepted by the government, competent department of the industry and social service quality supervisory organ were verified that the responsibilities rest with Party B.	Disciplinary warning
52	A notice of criticism circulated by the government, competent department of the industry and social service quality supervisory organ for reasons of Party B.	Disciplinary warning
53
For users’ complaints attributed to Party B, the monthly number of complaints per every ten-thousand yuan information fee pertaining to the service in question is equal to or larger than 20 and more than 20 provinces are involved.
Suspended settlement
54
Party B is suspected of sending negative messages or engage in maloperation of other IVR services and thus complaints made by users accordingly, and the number of complaints in a single province is equal to or larger than 350.
Suspended settlement
55	Users make complaint with the Complaint Center of the Ministry of Industry and Information Technology due to Party B’s reasons and the responsibilities rest with the company.	Suspended settlement
56	The users’ complaints accepted by the government, competent department of the industry and social service quality supervisory organ are verified that Party B is in severe violation.	Suspended settlement
57	For users’ complaints attributed to Party B, the accumulated times of disciplinary warning received pertaining to the service in question in 12 consecutive months is 3 or more.	Suspended settlement
58	For users’ complaints attributed to Party B, the number of suspended settlement received in 12 consecutive months is 2 or more, or where settlement cannot be recovered in half a year.	Material breach
59	Users make complaint with the Complaint Center of the Ministry of Industry and Information Technology due to Party B’s reasons and the corporate responsibilities rest with Party B for twice or more.	Material breach
60	Exposures by media at the level of the Central Government or province and attributed to Party B, and direct or indirect damage of the corporate image of Party A.	Material breach
61
Disciplinary warning or more severe punishments made by the Ministry of Industry and Information Technology, communications administrative bureaus at provincial level and other higher authorities against Party B.
Material breach

62	Party B violates relevant laws and regulations of the State and infringe upon the interests of users.	Material breach
Article 21	Acts in Violation of the Administrative Measures of China Unicom
63	Failing to submit operating data, analysis, invoices or others required within a prescribed time limit.	Disciplinary warning
64	Failing to make market promotion in accordance with the marketing and promotion requirements provided for in the Administrative Measures.	Ordinary breach
65
Changing customer service line or fax number without authorization, failing to timely file information of the contact person or other reasons that lead to failure in reaching the SP service, customer service, technological etc. port personnel.
Ordinary breach
66	Failing to keep the consumption and usage record of users for 6 months.	Ordinary breach
67	Violating the Administrative Measures or confidentiality clause of the Agreement.	Ordinary breach
68	Providing invalid, fake certificate or qualifications when declaring services.	Material breach
Article 22	Others
69	Notice of criticism circulated or punishment made by the government, competent department of the industry and social service quality supervisory organ etc. for reasons of Party B.	Disciplinary warning ~ winding-up for rectification
70	Engaging in activities detrimental to benefits of Party A and/or users or providing service contents detrimental to benefits of Party A and/or users	Disciplinary warning ~ winding-up for rectification

Notes:
Unless otherwise stipulated in the Agreement, the Appendices hereto or this List, the “Breaches” listed include all possible breaches in carrying out each value-added services, but some breaches may not apply to every value-added service due to technological or service attributes.

“Level of Breach” includes ordinary, grave and material breaches, disciplinary warning, suspended settlement and winding-up for rectification, which correspond to the disposal methods for breaches provided for in the Agreement. The level of breach is classified in light of the seriousness of such breach, the losses caused (or possibly causing) to Party A and/or users and the unfavorable influences caused to Party A and/or users in principle. If a breach falls within no specific level but a scope, such as the scope of “ordinary to grave breach”, Party A may choose a level according to the nature of such breach, the losses caused to Party A and/or users and the influences caused to Party A and/or users therefrom.

Party A may also apply to the service practices and the Administrative Measures in accordance with article 8.4 herein in addition to this list.

Appendix III: Table of Revenue Dividing Proportions

2G, PHS, Fixed Network and Broadband Services:
Type of Services	Information Fee Settlement Proportion Unicom: Partner
UNI-INFO	20:80
MMS Service (excluding mobile newspaper)	15:85
Interactive Voice Response (IVR)	35:65
U-INFO	15:85
U-MAGIC	15:85
Over-The-Air Service	70:30
PHS Short Message Service	20:80
Unified Client	Fixed division subject to information fee
CNCMAX	Fixed division subject to service revenues

3G Service:
Type of Services		Information Fee Settlement Proportion Unicom: Partner
WAP	Pay per View (IOD/Download)	Divide ￥ information fee instead of M/T. Settlement will be done based on a proportion of 15:85.
	Monthly Package	The information fee part will be settled based on a proportion of 15:85.
I-news	Issued Newspapers	Settlement will be done based on 50% of the information fee.
Notes:
The communication charges and basic functional fees incurred under various services will go to Party A and will not be divided.

Unbalanced communication charges will be collected for UNI-INFO services and the charging standard is: (number of SMSend – number of Upstream SMS) * 0. 05 yuan/message.

When paid-up and settlement conditions of the accounting system are unsatisfied, the expenses of fixed network, PHS and broadband applications etc. shall be settled based on the deduction of amount receivable with certain bad debt ratio, of which, the bad debt ratio of 116IVR voice value-added service is 15%, that of PHS message value-added service is 10% and that of broadband application ranges from 10% to 15% (being deducted based on the “Information Fee to be Collected for XX Platform of Current Period” worked out by the accounting system);

The OTA and 1169 voice IVR businesses and cooperative platforms involved in service operation will participate in settlement simultaneously. The paid-up settlement amount needs to be deducted with the settlement proportion of the platforms involved after deduction of the bad debt ratio.

Revenue Stamp Pasted

Beijing Airinbox Information Technologies Co., Ltd.

Column for review by registration authority:

Responsible person
Technical contract registration authority (special seal)